Press Release
Exhibit 99.1
Company Contact:
Patrick S. Barrett
Chief Financial Officer
OceanFirst Financial Corp.
Tel: (732) 240-4500, ext. 7507
Email: pbarrett@oceanfirst.com

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.
ANNOUNCES SECOND QUARTER
FINANCIAL RESULTS
    RED BANK, NEW JERSEY, July 20, 2023 - OceanFirst Financial Corp. (NASDAQ:OCFC) (the “Company”), the holding company for OceanFirst Bank N.A. (the “Bank”), announced net income available to common stockholders of $26.8 million, or $0.45 per diluted share, for the three months ended June 30, 2023, as compared to $28.0 million, or $0.47 per diluted share, for the corresponding prior year period, and $26.9 million, or $0.46 per diluted share, for the prior linked quarter. For the six months ended June 30, 2023, the Company reported net income available to common stockholders of $53.7 million, or $0.91 per diluted share, as compared to $52.7 million, or $0.89 per diluted share, for the corresponding prior year period. Selected performance metrics are as follows (refer to “Selected Quarterly Financial Data” for additional information):

	For the Three Months Ended,			For the Six Months Ended,
Performance Ratios (Annualized):	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022
Return on average assets	0.80%	0.82%	0.92%	0.81%	0.88%
Return on average stockholders’ equity	6.61	6.77	7.31	6.69	6.94
Return on average tangible stockholders’ equity (a)	9.70	10.00	11.08	9.84	10.52
Return on average tangible common equity (a)	10.21	10.53	11.72	10.37	11.13
Efficiency ratio	62.28	60.78	59.65	61.53	60.68
Net interest margin	3.02	3.34	3.29	3.17	3.24
(a) Return on average tangible stockholders’ equity and return on average tangible common equity (“ROTCE”), which are non-GAAP (“generally accepted accounting principles”) financial measures, exclude the impact of intangible assets and goodwill from both assets and stockholders’ equity. ROTCE also excludes preferred stock from stockholders’ equity. Refer to “Explanation of Non-GAAP Financial Measures” and the “Non-GAAP Reconciliation” tables for additional information regarding non-GAAP financial measures.

Core earnings1 for the three and six months ended June 30, 2023 were $27.2 million and $59.9 million, respectively, or $0.46 and $1.01 per diluted share, representing a decrease from $34.6 million and $63.4 million, or $0.59 and $1.08 per diluted share, for the corresponding prior year periods, and a decrease from $32.7 million, or $0.55 per diluted share, for the prior linked quarter.
Core earnings PTPP1 for the three and six months ended June 30, 2023 were $37.6 million and $83.7 million, respectively, or $0.64 and $1.42 per diluted share, as compared to $47.0 million and $86.7 million, or $0.80 and $1.47 per diluted share, for the corresponding prior year periods, and $46.1 million, or $0.78 per diluted share, for the prior linked quarter. Selected performance metrics are as follows:

	For the Three Months Ended,			For the Six Months Ended,
	June 30,	March 31,	June 30,	June 30,	June 30,
Core Ratios[1] (Annualized):	2023	2023	2022	2023	2022
Return on average assets	0.81%	1.00%	1.13%	0.90%	1.06%
Return on average tangible stockholders’ equity	9.84	12.15	13.73	10.98	12.65
Return on average tangible common equity	10.36	12.80	14.53	11.56	13.38
Efficiency ratio	61.94	56.49	54.43	59.13	55.89
Core diluted earnings per share	$0.46	$0.55	$0.59	$1.01	$1.08
Core PTPP diluted earnings per share	0.64	0.78	0.80	1.42	1.47

1 Core earnings and core earnings before income taxes and provision for credit losses (“PTPP or Pre-Tax-Pre-Provision”), and ratios derived therefrom, are non-GAAP financial measures. For the periods presented, core earnings exclude merger related expenses, net branch consolidation (benefit) expense, net loss (gain) on equity investments, net loss on sale of investments, and the income tax effect of these items, (collectively referred to as “non-core” operations). PTPP excludes the aforementioned pre-tax “non-core” items along with income tax expense (benefit) and provision for credit losses (benefit). Refer to “Explanation of Non-GAAP Financial Measures” and the “Non-GAAP Reconciliation” tables for additional information regarding non-GAAP financial measures.

Key developments for the recent quarter are described below:
•Excess Liquidity: The Company maintained elevated levels of on-balance sheet cash and funding availability, which represented 260% of adjusted uninsured deposits2 at June 30, 2023. Deposits increased $165.2 million during the quarter, which included a shift from non-maturity deposits to time deposits.
•Asset Quality: Continued strong asset quality as criticized assets, non-performing loans, and loans 30 to 89 days past due as a percent of total loans receivable were 1.18%, 0.23%, and 0.03%, respectively, at June 30, 2023. Net charge-off activity continues to remain at zero percent of total average loans on an annualized basis.
•Strong Capital: Capital ratios remained above “well-capitalized” levels, including the Company’s common equity tier 1 capital, which increased 19 bps from the prior quarter, to 10.21% at June 30, 2023. Book value and tangible book value per share were $27.37 and $17.723, respectively, both up $0.30 from the prior quarter.
Chairman and Chief Executive Officer, Christopher D. Maher, commented on the Company’s results, “Our current quarter results were impacted by continued prudent balance sheet measures to increase liquidity, preserve our deposits, and continue supporting our existing banking relationships. We are optimistic that the pace of margin compression is behind us, but the outlook is uncertain should rates and competition remain elevated for longer. Although profitability decreased, our credit quality remains stellar, we grew capital, and remain well positioned to manage through any market uncertainty.” Mr. Maher added, “Our strong balance sheet will serve as a catalyst for our strategic initiatives and investments to improve our operating expenses. These initiatives are anticipated to improve performance as early as the fourth quarter and should enhance returns in future periods.”
2 For additional information, refer to Earnings Release Supplement furnished as Exhibit 99.2 to Form 8-K filed with the SEC on July 20, 2023.
3 Tangible book value per common share (also referred to as “tangible common equity per common share”) and tangible common equity to tangible assets, non-GAAP financial measures, exclude the impact of intangible assets, goodwill, and preferred equity from both stockholders’ equity and total assets. Refer to “Explanation of Non-GAAP Financial Measures” and the “Non-GAAP Reconciliation” tables for additional information regarding non-GAAP financial measures.

The Company’s Board of Directors declared its 106th consecutive quarterly cash dividend on common stock. The quarterly cash dividend on common stock of $0.20 per share will be paid on August 18, 2023 to common stockholders of record on August 7, 2023. The Board declared a quarterly cash dividend on preferred stock of $0.4375 per depositary share, representing 1/40th interest in the Series A Preferred Stock. This dividend will be paid on August 15, 2023 to preferred stockholders of record on July 31, 2023.
Results of Operations
The current quarter results were impacted by the following matters. Net interest income and cost of funds were adversely impacted by shifts to higher cost time deposits, repricing of government deposits, and maintaining excess liquidity on balance sheet, which outpaced the increase in interest-earning assets, driving an increase in deposit betas to 29%4. Total operating expenses included $580,000 of real estate charges on assets held for sale and $400,000 of talent acquisition retainers, which are not expected to reoccur.

Net Interest Income and Margin
Three Months Ended June 30, 2023 vs. June 30, 2022
Net interest income increased to $92.1 million, from $90.8 million, reflecting a net impact of higher interest rates and to a lesser extent, an increase in average interest-earning assets.
Net interest margin decreased to 3.02% from 3.29%. Excluding the impact of purchase accounting accretion and prepayment fees of 0.05% and 0.17% for the respective three months, net interest margin decreased to 2.97% from 3.12%. Net interest margin decreased primarily due to the
4 Deposit beta measures the change in the interest rates paid for interest-bearing deposit accounts versus the change in the federal funds target rate. Represents the deposit beta for total deposits (interest-bearing and non-interest bearing) for the current rate cycle (since December 31, 2021).

increase in cost of funds outpacing that of average interest earning assets in the current interest rate environment.
Average interest-earning assets increased by $1.17 billion for the three months, primarily driven by organic commercial loan growth, which increased $634.2 million. The average yield for interest-earning assets increased to 4.91% from 3.60%.
The cost of average interest-bearing liabilities increased to 2.41%, from 0.42% due to higher cost of deposits noted above and higher cost Federal Home Loan Bank (“FHLB”) advances. The total cost of deposits (including non-interest bearing deposits) increased to 1.52% from 0.18%.
Six months ended June 30, 2023 vs. June 30, 2022
Net interest income increased to $190.9 million, from $175.0 million, reflecting a net impact of higher interest rates and to a lesser extent, an increase in average interest-earning assets.
Net interest margin decreased to 3.17% from 3.24%. Excluding the impact of purchase accounting accretion and prepayment fees of 0.04% and 0.15% for the respective six months, net interest margin increased to 3.13% from 3.09%.
Average interest-earning assets increased by $1.22 billion. The cost of average interest-bearing liabilities increased to 2.10% from 0.39%. The total cost of deposits (including non-interest bearing deposits) increased to 1.21% from 0.17%.
Three Months Ended June 30, 2023 vs. March 31, 2023
Net interest income decreased by $6.7 million, reflecting a decrease in net interest margin to 3.02%, from 3.34%, as the increase in cost of funds outpaced the increase of average interest earning assets. Excluding the impact of purchase accounting accretion and prepayment fees of 0.05% and 0.04% for the respective three months, net interest margin decreased to 2.97%, from 3.30%. The compression in net interest margin was primarily attributable to higher cost of deposits noted above, a mix-shift to higher cost time deposits, and the impact of excess on-balance sheet liquidity built in the prior quarter.

Average interest-earning assets increased by $240.0 million, primarily due to maintaining excess liquidity during the quarter and, to a lesser extent, commercial loan growth. The yield on average interest-earning assets increased to 4.91%, from 4.68%. The total cost of average interest-bearing liabilities increased to 2.41%, from 1.76%, and the total cost of deposits (including non-interest bearing deposits) increased to 1.52% from 0.88%, primarily due to higher cost of deposits and a mix-shift to higher cost time deposits.
Provision for Credit Losses
    Provision for credit losses for the three and six months ended June 30, 2023 was $1.2 million and $4.2 million, respectively, as compared to $1.3 million and $3.1 million for the corresponding prior year periods, and $3.0 million in the prior linked quarter. The provision for credit losses for the current quarter reflected an increase to the allowance for loan credit losses, primarily related to commercial real estate, which was driven by sustained macroeconomic headwinds.
Net loan charge-offs were $123,000 and $76,000 for the three and six months ended June 30, 2023, respectively. Net loan charge-offs were $9,000 and net loan recoveries were $83,000 for the three and six months ended June 30, 2022, respectively. Net loan recoveries were $47,000 in the prior linked quarter. Refer to “Asset Quality” section for further discussion.
Non-interest Income
Three Months Ended June 30, 2023 vs. June 30, 2022
Other income increased to $8.9 million, as compared to $7.5 million. Other income was adversely impacted by non-core operations of $559,000 and $8.1 million, for the respective quarters, primarily related to net losses on preferred stock equity investments.
Excluding non-core operations, other income decreased $6.1 million. The primary drivers were decreases in commercial loan swap income of $2.3 million and fees and service charges of $2.0 million, which were adversely impacted by the current interest rate environment resulting in lower swap volume and mortgage activity. Bankcard services revenue decreased $1.8 million due to the Durbin amendment, which became effective for the Company on July 1, 2022.
Six months ended June 30, 2023 vs. June 30, 2022
Other income decreased to $11.0 million, as compared to $16.4 million. Other income was adversely impacted by non-core operations of $8.1 million and $10.9 million, for the respective periods, primarily related to net losses on preferred stock equity investments. The current year’s non-core operations also included $5.3 million of losses related to the sale of investments in the first quarter.
Excluding non-core operations, other income decreased $8.2 million. The primary drivers were decreases in commercial loan swap income on lower volume of $4.4 million, bankcard services revenue of $3.4 million, and income from bank owned life insurance of $1.1 million on lower claims.
Three Months Ended June 30, 2023 vs. March 31, 2023
Other income in the prior linked quarter included non-core operations of $7.5 million primarily related to net losses on preferred stock equity investments. Excluding non-core operations, other income decreased by $84,000.
Non-interest Expense
Three Months Ended June 30, 2023 vs. June 30, 2022
Operating expenses increased to $62.9 million, as compared to $58.7 million. Operating expenses were adversely impacted by $742,000 of non-core operations in the prior year period.
Excluding non-core operations, operating expenses increased by $5.0 million. This was due to increases in professional fees of $2.6 million related to the ongoing investments to improve profitability and operational efficiencies, and compensation and benefits expense of $1.1 million primarily related to inflation, annual merit-related compensation increases and higher medical costs. The current quarter also included increases to federal deposit insurance and regulatory assessments of $677,000 due to new assessment rates that went into effect on January 1, 2023, and real estate charges on assets held for sale of $580,000.
Six months ended June 30, 2023 vs. June 30, 2022
Operating expenses increased to $124.2 million, as compared to $116.2 million. Operating expenses for the periods were adversely impacted by $92,000 and $3.1 million of non-core operations, respectively.
Excluding non-core operations, operating expenses increased by $11.1 million. This was due to increases in professional fees of $4.4 million and compensation and benefits expense of $4.3 million. The drivers of expenses for the three months ended were also the drivers for the six months ended. Additionally, other operating expenses included higher expenses of $580,000 and $427,000 related to real estate charges on assets held for sale and title search fees, respectively.
Three Months Ended June 30, 2023 vs. March 31, 2023
Excluding non-core operations of $92,000 in the prior linked quarter, operating expenses increased $1.7 million primarily due to increases in other operating expense of $898,000, related to real estate charges of $580,000, and federal deposit insurance and regulatory assessments of $716,000, primarily due to the one-time recovery of $661,000 for historical overpayments which was recognized in the prior linked quarter.
Income Tax Expense
The provision for income taxes was $9.0 million and $17.7 million for the three and six months ended June 30, 2023, respectively, as compared to $8.9 million and $16.9 million for the same prior year periods, and $8.7 million for the prior linked quarter. The effective tax rate was 24.4% and 24.0% for the three and six months ended June 30, 2023, respectively, as compared to 23.3% and 23.4% for the same prior year periods, and 23.7% for the prior linked quarter.

Financial Condition
June 30, 2023 vs. December 31, 2022
Total assets increased by $435.0 million to $13.54 billion, from $13.10 billion, due to higher cash and due from banks and loans. Cash and due from banks increased $289.8 million to $457.7 million, from $167.9 million as the Company maintained excess liquidity on balance sheet. Total loans increased by $165.6 million to $10.08 billion, from $9.92 billion, due to loan originations.
    Total liabilities increased by $394.2 million to $11.91 billion, from $11.52 billion. Deposits increased by $483.1 million to $10.16 billion, from $9.68 billion. Time deposits increased to $2.77 billion from $1.54 billion, or 27.2% and 15.9% of total deposits, respectively. Brokered time deposits increased $547.9 million and retail time deposits increased $674.9 million. The loans-to-deposit ratio was 99.3%, as compared to 102.50%. FHLB advances decreased by $119.5 million to $1.09 billion, from $1.21 billion.
    Total stockholders’ equity increased to $1.63 billion, as compared to $1.59 billion, reflecting net income for the six months ended June 30, 2023 and a net increase in the fair market value of available-for-sale debt securities, net of tax, which decreased accumulated other comprehensive loss by $5.6 million.
For the six months ended June 30, 2023, the Company did not repurchase shares under its stock repurchase program. There were 2,934,438 shares available for repurchase at June 30, 2023 under the existing repurchase program. Stockholders’ equity per common share5 increased to $27.37, as compared to $26.81. Tangible common equity per common share3 increased to $17.72, as compared to $17.08.
5 Also referred to as “book value per common share.”

Asset Quality
June 30, 2023 vs. December 31, 2022
The Company's asset quality remained strong, as evidenced by the following credit metrics. The Company’s non-performing loans decreased to $22.8 million from $23.3 million. The allowance for loan credit losses as a percentage of total non-performing loans was 271.51%, as compared to 244.25%. The level of 30 to 89 days delinquent loans decreased to $3.1 million, from $14.1 million, partly due to the number of days in each period. The Company’s allowance for loan credit losses was 0.61% of total loans, as compared to 0.57%. Refer to “Provision for Credit Losses” section for further discussion on the allowance.
The Company’s asset quality excluding purchased with credit deterioration (“PCD”) loans were as follows. Non-performing loans increased to $19.6 million, from $19.3 million. The allowance for loan credit losses as a percentage of total non-performing loans was 315.47%, as compared to 294.10%. The level of 30 to 89 days delinquent loans decreased to $1.2 million, from $10.5 million, partly due to the number of days in each period. The allowance for loan credit losses plus the unamortized credit and PCD marks amounted to $71.5 million, or 0.71% of total loans, as compared to $68.2 million, or 0.69% of total loans.

Explanation of Non-GAAP Financial Measures
    Reported amounts are presented in accordance with GAAP. The Company’s management believes that the supplemental non-GAAP information, which consists of reported net income excluding non-core operations and in some instances excluding income taxes and provision for credit losses, and reporting equity and asset amounts excluding intangible assets, goodwill or preferred stock, which can vary from period to period, provides a better comparison of period-to-period operating performance. Additionally, the Company believes this information is utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Refer to the Non-GAAP Reconciliation table at the end of this document for details on the earnings impact of these items.
Conference Call
    As previously announced, the Company will host an earnings conference call on Friday, July 21, 2023 at 11:00 a.m. Eastern Time. The direct dial number for the call is (833) 470-1428, using the access code 845952. For those unable to participate in the conference call, a replay will be available. To access the replay, dial (866) 813-9403, access code 307056, from one hour after the end of the call until August 18, 2023. The conference call, as well as the replay, are also available (listen-only) by internet webcast at www.oceanfirst.com in the Investor Relations section.
* * *

    OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank N.A., founded in 1902, is a $13.5 billion regional bank providing financial services throughout New Jersey and in the major metropolitan markets of Philadelphia, New York, Baltimore, and Boston. OceanFirst Bank delivers commercial and residential financing, treasury management, trust and asset management, and deposit services and is one of the largest and oldest community-based financial institutions headquartered in New Jersey. To learn more about OceanFirst, go to www.oceanfirst.com.

Forward-Looking Statements

In addition to historical information, this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions or expressions of confidence. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to: changes in interest rates, inflation, general economic conditions, potential recessionary conditions, levels of unemployment in the Bank’s lending area, real estate market values in the Bank’s lending area, future natural disasters, potential increases to flood insurance premiums, the current or anticipated impact of military conflict, terrorism or other geopolitical events, the level of prepayments on loans and mortgage-backed securities, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, changes in liquidity, including the size and composition of the Company’s deposit portfolio, including the percentage of uninsured deposits in the portfolio, competition, demand for financial services in the Company’s market area, changes in consumer spending, borrowing and saving habits, changes in accounting principles, a failure in or breach of the Company’s operational or security systems or infrastructure, including cyberattacks, the failure to maintain current technologies, failure to retain or attract employees, the impact of the COVID-19 pandemic or any other pandemic on our operations and financial results and those of our customers and the Bank’s ability to successfully integrate acquired operations. These risks and uncertainties are further discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, under Item 1A - Risk Factors and elsewhere, and subsequent securities filings and should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OceanFirst Financial Corp.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands)

	June 30,	March 31,	December 31,	June 30,
	2023	2023	2022	2022
	(Unaudited)	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$457,747	$496,193	$167,946	$189,019
Debt securities available-for-sale, at estimated fair value	452,016	452,195	457,648	507,276
Debt securities held-to-maturity, net of allowance for securities credit losses of $964 at June 30, 2023, $1,043 at March 31, 2023, $1,128 at December 31, 2022, and $1,293 at June 30, 2022 (estimated fair value of $1,109,756 at June 30, 2023, $1,149,673 at March 31, 2023, $1,110,041 at December 31, 2022 and $987,532 at June 30, 2022)	1,222,507	1,245,424	1,221,138	1,068,034
Equity investments	96,452	101,007	102,037	75,269
Restricted equity investments, at cost	105,305	115,750	109,278	76,047
Loans receivable, net of allowance for loan credit losses of $61,791 at June 30, 2023, $60,195 at March 31, 2023, $56,824 at December 31, 2022 and $52,061 at June 30, 2022	10,030,106	9,986,949	9,868,718	9,380,688
Loans held-for-sale	4,200	1,885	690	—
Interest and dividends receivable	47,933	47,342	44,704	34,184
Premises and equipment, net	124,139	126,019	126,705	128,118
Bank owned life insurance	263,836	262,654	261,603	260,230
Assets held for sale	3,608	2,719	2,719	4,263
Goodwill	506,146	506,146	506,146	506,146
Core deposit intangible	11,476	12,470	13,497	15,827
Other assets	213,432	198,422	221,067	193,552
Total assets	$13,538,903	$13,555,175	$13,103,896	$12,438,653
Liabilities and Stockholders’ Equity
Deposits	$10,158,337	$9,993,095	$9,675,206	$9,831,484
Federal Home Loan Bank advances	1,091,666	1,346,566	1,211,166	488,750
Securities sold under agreements to repurchase with customers	74,452	70,938	69,097	105,495
Other borrowings	195,925	195,663	195,403	194,654
Advances by borrowers for taxes and insurance	27,839	31,198	21,405	23,640
Other liabilities	364,401	307,344	346,155	273,198
Total liabilities	11,912,620	11,944,804	11,518,432	10,917,221
Stockholders’ equity:
OceanFirst Financial Corp. stockholders’ equity	1,625,435	1,609,553	1,584,662	1,520,488
Non-controlling interest	848	818	802	944
Total stockholders’ equity	1,626,283	1,610,371	1,585,464	1,521,432
Total liabilities and stockholders’ equity	$13,538,903	$13,555,175	$13,103,896	$12,438,653

OceanFirst Financial Corp.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	For the Three Months Ended,			For the Six Months Ended,
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022
	|---------------------- (Unaudited) ----------------------|			|---------- (Unaudited) -----------|
Interest income:
Loans	$129,104	$121,720	$90,731	$250,824	$173,199
Debt securities	14,320	14,286	7,473	28,606	14,977
Equity investments and other	6,672	3,028	1,212	9,700	2,223
Total interest income	150,096	139,034	99,416	289,130	190,399
Interest expense:
Deposits	37,934	21,330	4,317	59,264	8,358
Borrowed funds	20,053	18,902	4,302	38,955	7,017
Total interest expense	57,987	40,232	8,619	98,219	15,375
Net interest income	92,109	98,802	90,797	190,911	175,024
Provision for credit losses	1,229	3,013	1,254	4,242	3,105
Net interest income after provision for credit losses	90,880	95,789	89,543	186,669	171,919
Other income:
Bankcard services revenue	1,544	1,330	3,310	2,874	6,273
Trust and asset management revenue	645	612	658	1,257	1,267
Fees and service charges	5,602	5,159	7,646	10,761	10,706
Net gain on sales of loans	33	20	3	53	180
Net loss on equity investments	(559)	(6,801)	(8,078)	(7,360)	(10,864)
Net gain from other real estate operations	—	—	50	—	48
Income from bank owned life insurance	1,182	1,281	1,422	2,463	3,525
Commercial loan swap income	—	701	2,294	701	5,075
Other	481	(229)	236	252	183
Total other income	8,928	2,073	7,541	11,001	16,393
Operating expenses:
Compensation and employee benefits	34,222	33,920	33,153	68,142	63,848
Occupancy	5,265	5,239	4,758	10,504	10,502
Equipment	1,101	1,205	1,336	2,306	2,706
Marketing	961	982	971	1,943	1,587
Federal deposit insurance and regulatory assessments	2,465	1,749	1,788	4,214	3,678
Data processing	6,165	6,154	6,170	12,319	11,906
Check card processing	1,214	1,281	1,515	2,495	2,497
Professional fees	5,083	5,098	2,472	10,181	5,794
Amortization of core deposit intangible	994	1,027	1,178	2,021	2,388
Branch consolidation expense, net	—	70	546	70	948
Merger related expenses	—	22	196	22	2,161
Other operating expense	5,460	4,562	4,578	10,022	8,141
Total operating expenses	62,930	61,309	58,661	124,239	116,156
Income before provision for income taxes	36,878	36,553	38,423	73,431	72,156
Provision for income taxes	8,996	8,654	8,940	17,650	16,914
Net income	27,882	27,899	29,483	55,781	55,242
Net income attributable to non-controlling interest	85	16	522	101	522
Net income attributable to OceanFirst Financial Corp.	27,797	27,883	28,961	55,680	54,720
Dividends on preferred shares	1,004	1,004	1,004	2,008	2,008
Net income available to common stockholders	$26,793	$26,879	$27,957	$53,672	$52,712
Basic earnings per share	$0.45	$0.46	$0.48	$0.91	$0.90
Diluted earnings per share	$0.45	$0.46	$0.47	$0.91	$0.89
Average basic shares outstanding	59,147	58,774	58,894	58,988	58,823
Average diluted shares outstanding	59,153	58,918	58,995	59,038	58,975

OceanFirst Financial Corp.
SELECTED LOAN AND DEPOSIT DATA
(dollars in thousands)

LOANS RECEIVABLE		At
		June 30,	March 31,	December 31,	September 30,	June 30,
		2023	2023	2022	2022	2022
Commercial:
Commercial real estate - investor		$5,319,686	$5,296,661	$5,171,952	$5,007,637	$4,808,965
Commercial real estate - owner-occupied		981,618	986,366	997,367	983,784	1,020,873
Commercial and industrial		620,284	622,201	622,372	652,620	584,464
Total commercial		6,921,588	6,905,228	6,791,691	6,644,041	6,414,302
Consumer:
Residential real estate		2,906,556	2,881,811	2,861,991	2,813,209	2,758,269
Home equity loans and lines and other consumer ("other consumer")		255,486	252,773	264,372	261,510	252,314
Total consumer		3,162,042	3,134,584	3,126,363	3,074,719	3,010,583
Total loans		10,083,630	10,039,812	9,918,054	9,718,760	9,424,885
Deferred origination costs (fees), net		8,267	7,332	7,488	7,249	7,864
Allowance for loan credit losses		(61,791)	(60,195)	(56,824)	(53,521)	(52,061)
Loans receivable, net		$10,030,106	$9,986,949	$9,868,718	$9,672,488	$9,380,688
Mortgage loans serviced for others		$50,820	$50,421	$51,736	$53,869	$56,045
	At June 30, 2023 Average Yield
Loan pipeline (1):
Commercial	7.71%	$39,164	$236,550	$114,232	$339,487	$273,843
Residential real estate	6.82	58,022	61,258	36,958	80,591	104,920
Other consumer	7.51	18,621	20,589	14,890	19,395	6,278
Total	7.23%	$115,807	$318,397	$166,080	$439,473	$385,041

	For the Three Months Ended
	June 30,		March 31,	December 31,		September 30,		June 30,
	2023		2023	2022		2022		2022
	Average Yield
Loan originations:
Commercial	7.60%	$197,732	$200,504	$539,949		$356,726		$645,863
Residential real estate	6.40	100,542	65,580	101,530	(2)	129,808		173,365
Other consumer	7.21	22,487	15,927	42,624		57,254		16,253
Total	7.20%	$320,761	$282,011	$684,103		$543,788		$835,481
Loans sold		$18,664	$3,861	$2,340		$9,425	(3)	$—
(1)Loan pipeline includes loans approved but not funded.
(2)Excludes residential real estate loan pool purchases of $9.9 million for the three months ended December 31, 2022.
(3)Excludes the sale of a small business administration loan of $1.2 million for the three months ended September 30, 2022.

DEPOSITS	At
	June 30,	March 31,	December 31,	September 30,	June 30,
	2023	2023	2022	2022	2022
Type of Account
Non-interest-bearing	$1,854,136	$1,984,197	$2,101,308	$2,325,547	$2,312,126
Interest-bearing checking	3,537,834	3,697,223	3,829,683	3,909,864	3,696,067
Money market	770,440	615,993	714,386	749,229	716,782
Savings	1,229,897	1,308,715	1,487,809	1,570,472	1,606,534
Time deposits	2,766,030	2,386,967	1,542,020	1,404,357	1,499,975
Total deposits	$10,158,337	$9,993,095	$9,675,206	$9,959,469	$9,831,484

OceanFirst Financial Corp.
ASSET QUALITY
(dollars in thousands)

ASSET QUALITY	June 30,	March 31,	December 31,	September 30,	June 30,
	2023	2023	2022	2022	2022
Non-performing loans:
Commercial real estate - investor	$13,000	$13,643	$10,483	$9,866	$2,609
Commercial real estate - owner-occupied	565	251	4,025	1,976	8,233
Commercial and industrial	199	162	331	321	364
Residential real estate	6,174	5,650	5,969	5,958	5,846
Other consumer	2,820	2,731	2,457	3,377	3,701
Total non-performing loans	$22,758	$22,437	$23,265	$21,498	$20,753
Delinquent loans 30 to 89 days	$3,136	$11,232	$14,148	$11,846	$9,558
Modifications to borrowers experiencing financial difficulty (1)
Non-performing (included in total non-performing loans above)	$6,882	$6,556	$6,361	$10,047	$10,493
Performing	7,516	7,619	7,530	6,065	6,946
Total modifications to borrowers experiencing financial difficulty (1)	$14,398	$14,175	$13,891	$16,112	$17,439
Allowance for loan credit losses	$61,791	$60,195	$56,824	$53,521	$52,061
Allowance for loan credit losses as a percent of total loans receivable (2)	0.61%	0.60%	0.57%	0.55%	0.55%
Allowance for loan credit losses as a percent of total non-performing loans (2)	271.51	268.28	244.25	248.96	250.86
Non-performing loans as a percent of total loans receivable	0.23	0.22	0.23	0.22	0.22
Non-performing assets as a percent of total assets	0.17	0.17	0.18	0.17	0.17
Supplemental PCD and non-performing loans
PCD loans, net of allowance for loan credit losses	$18,872	$20,513	$27,129	$29,249	$35,227
Non-performing PCD loans	3,171	3,929	3,944	3,043	3,529
Delinquent PCD and non-performing loans 30 to 89 days	1,976	2,248	3,657	1,434	1,381
PCD modifications to borrowers experiencing financial difficulty (1)	755	758	765	715	997
Asset quality, excluding PCD loans (3)
Non-performing loans	19,587	18,508	19,321	18,455	17,224
Delinquent loans 30 to 89 days (excludes non-performing loans)	1,160	8,984	10,491	10,412	8,177
Modifications to borrowers experiencing financial difficulty(1)	13,643	13,417	13,126	15,397	16,442
Allowance for loan credit losses as a percent of total non-performing loans (2)	315.47%	325.24%	294.10%	290.01%	302.26%
Non-performing loans as a percent of total loans receivable	0.19	0.18	0.19	0.19	0.18
Non-performing assets as a percent of total assets	0.14	0.14	0.15	0.15	0.14
(1)For periods in 2023, balances include both modifications to borrowers experiencing financial difficulty, in accordance with ASU 2022-02 adopted on January 1, 2023, and previously existing troubled debt restructurings. For periods in 2022, the balances only include troubled debt restructurings.
(2)Loans acquired from prior bank acquisitions were recorded at fair value. The net unamortized credit and PCD marks on these loans, not reflected in the allowance for loan credit losses, was $9.8 million, $10.5 million, $11.4 million, $13.6 million and $15.5 million at June 30, 2023, March 31, 2023, December 31, 2022, September 30, 2022 and June 30, 2022, respectively.
(3)All balances and ratios exclude PCD loans.

(continued)

NET LOAN (CHARGE-OFFS) RECOVERIES	For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2023	2023	2022	2022	2022
Net loan (charge-offs) recoveries:
Loan charge-offs	$(206)	$(10)	$(138)	$(5)	$(287)
Recoveries on loans	83	57	143	257	278
Net loan (charge-offs) recoveries	$(123)	$47	$5	$252	$(9)
Net loan (charge-offs) recoveries to average total loans (annualized)	—%	NM*	NM*	NM*	—%
Net loan (charge-offs) recoveries detail:
Commercial	$(117)	$—	$(46)	$117	$154
Residential real estate	9	8	9	44	(47)
Other consumer	(15)	39	42	91	(116)
Net loan (charge-offs) recoveries	$(123)	$47	$5	$252	$(9)
* Not meaningful as amounts are net loan recoveries.

OceanFirst Financial Corp.
ANALYSIS OF NET INTEREST INCOME

	For the Three Months Ended
	June 30,			March 31,			June 30,
	2023			2023			2022
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost (1)	Average Balance	Interest	Average Yield/ Cost (1)	Average Balance	Interest	Average Yield/ Cost (1)
Assets:
Interest-earning assets:
Interest-earning deposits and short-term investments	$308,238	$4,283	5.57%	$129,740	$938	2.93%	$67,440	$100	0.59%
Securities (2)	1,931,032	16,709	3.47	1,955,399	16,376	3.40	1,811,869	8,585	1.90
Loans receivable, net (3)
Commercial	6,912,698	99,350	5.76	6,840,006	92,780	5.50	6,278,465	65,390	4.18
Residential real estate	2,895,629	25,936	3.58	2,872,049	25,161	3.50	2,718,787	22,742	3.35
Other consumer	255,785	3,818	5.99	263,404	3,779	5.82	251,014	2,599	4.15
Allowance for loan credit losses, net of deferred loan costs and fees	(53,327)	—	—	(50,554)	—	—	(43,683)	—	—
Loans receivable, net	10,010,785	129,104	5.17	9,924,905	121,720	4.96	9,204,583	90,731	3.95
Total interest-earning assets	12,250,055	150,096	4.91	12,010,044	139,034	4.68	11,083,892	99,416	3.60
Non-interest-earning assets	1,217,666			1,234,549			1,168,093
Total assets	$13,467,721			$13,244,593			$12,251,985
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing checking	$3,718,289	11,964	1.29%	$3,863,338	6,269	0.66%	$4,020,474	1,612	0.16%
Money market	694,311	3,678	2.12	705,631	1,759	1.01	739,647	279	0.15
Savings	1,248,312	389	0.12	1,369,118	334	0.10	1,639,568	161	0.04
Time deposits	2,458,872	21,903	3.57	1,826,662	12,968	2.88	937,387	2,265	0.97
Total	8,119,784	37,934	1.87	7,764,749	21,330	1.11	7,337,076	4,317	0.24
FHLB Advances	1,246,914	15,406	4.96	1,222,791	14,614	4.85	538,754	1,647	1.23
Securities sold under agreements to repurchase	71,752	192	1.07	71,898	90	0.51	103,929	41	0.16
Other borrowings	195,754	4,455	9.13	212,159	4,198	8.02	194,481	2,614	5.39
Total borrowings	1,514,420	20,053	5.31	1,506,848	18,902	5.09	837,164	4,302	2.06
Total interest-bearing liabilities	9,634,204	57,987	2.41	9,271,597	40,232	1.76	8,174,240	8,619	0.42
Non-interest-bearing deposits	1,873,226			2,028,507			2,328,124
Non-interest-bearing liabilities	333,598			334,812			214,900
Total liabilities	11,841,028			11,634,916			10,717,264
Stockholders’ equity	1,626,693			1,609,677			1,534,721
Total liabilities and equity	$13,467,721			$13,244,593			$12,251,985
Net interest income		$92,109			$98,802			$90,797
Net interest rate spread (4)			2.50%			2.92%			3.18%
Net interest margin (5)			3.02%			3.34%			3.29%
Total cost of deposits (including non-interest-bearing deposits)			1.52%			0.88%			0.18%

(continued)

	For the Six Months Ended June 30,
	2023			2022
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost (1)	Average Balance	Interest	Average Yield/ Cost (1)
Assets:
Interest-earning assets:
Interest-earning deposits and short-term investments	$219,482	$5,221	4.80%	$78,074	$136	0.35%
Securities (2)	1,943,148	33,085	3.43	1,829,065	17,064	1.88
Loans receivable, net (3)
Commercial	6,876,553	192,130	5.63	6,157,060	123,745	4.05
Residential real estate	2,883,904	51,097	3.54	2,631,208	44,081	3.35
Other consumer	259,573	7,597	5.90	254,002	5,373	4.27
Allowance for loan credit losses, net of deferred loan costs and fees	(51,948)	—	—	(42,080)	—	—
Loans receivable, net	9,968,082	250,824	5.07	9,000,190	173,199	3.87
Total interest-earning assets	12,130,712	289,130	4.80	10,907,329	190,399	3.51
Non-interest-earning assets	1,226,061			1,191,453
Total assets	$13,356,773			$12,098,782
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing checking	$3,790,413	18,234	0.97%	$4,197,935	3,762	0.18%
Money market	699,940	5,437	1.57	763,721	596	0.16
Savings	1,308,381	723	0.11	1,624,575	286	0.04
Time deposits	2,144,514	34,870	3.28	853,017	3,714	0.88
Total	7,943,248	59,264	1.50	7,439,248	8,358	0.23
FHLB Advances	1,234,919	29,824	4.87	285,501	1,682	1.19
Securities sold under agreements to repurchase	71,825	282	0.79	110,738	83	0.15
Other borrowings	203,911	8,849	8.75	211,407	5,252	5.01
Total borrowings	1,510,655	38,955	5.20	607,646	7,017	2.33
Total interest-bearing liabilities	9,453,903	98,219	2.10	8,046,894	15,375	0.39
Non-interest-bearing deposits	1,950,437			2,364,757
Non-interest-bearing liabilities	334,201			155,832
Total liabilities	11,738,541			10,567,483
Stockholders’ equity	1,618,232			1,531,299
Total liabilities and equity	$13,356,773			$12,098,782
Net interest income		$190,911			$175,024
Net interest rate spread (4)			2.70%			3.12%
Net interest margin (5)			3.17%			3.24%
Total cost of deposits (including non-interest-bearing deposits)			1.21%			0.17%
(1)    Average yields and costs are annualized.
(2)    Amounts represent debt and equity securities, including FHLB and Federal Reserve Bank stock, and are recorded at average amortized cost, net of allowance for securities credit losses.
(3)    Amount is net of deferred loan costs and fees, undisbursed loan funds, discounts and premiums and allowance for loan credit losses, and includes loans held for sale and non-performing loans.
(4)    Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)    Net interest margin represents net interest income divided by average interest-earning assets.

OceanFirst Financial Corp.
SELECTED QUARTERLY FINANCIAL DATA
(in thousands, except per share amounts)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2023	2023	2022	2022	2022
Selected Financial Condition Data:
Total assets	$13,538,903	$13,555,175	$13,103,896	$12,683,453	$12,438,653
Debt securities available-for-sale, at estimated fair value	452,016	452,195	457,648	470,300	507,276
Debt securities held-to-maturity, net of allowance for securities credit losses	1,222,507	1,245,424	1,221,138	1,027,712	1,068,034
Equity investments	96,452	101,007	102,037	81,722	75,269
Restricted equity investments, at cost	105,305	115,750	109,278	77,556	76,047
Loans receivable, net of allowance for loan credit losses	10,030,106	9,986,949	9,868,718	9,672,488	9,380,688
Deposits	10,158,337	9,993,095	9,675,206	9,959,469	9,831,484
Federal Home Loan Bank advances	1,091,666	1,346,566	1,211,166	514,200	488,750
Securities sold under agreements to repurchase and other borrowings	270,377	266,601	264,500	291,203	300,149
Total stockholders’ equity	1,626,283	1,610,371	1,585,464	1,540,216	1,521,432

	For the Three Months Ended,
	June 30,	March 31,	December 31,	September 30,	June 30,
	2023	2023	2022	2022	2022
Selected Operating Data:
Interest income	$150,096	$139,034	$130,277	$110,499	$99,416
Interest expense	57,987	40,232	23,789	14,534	8,619
Net interest income	92,109	98,802	106,488	95,965	90,797
Provision for credit losses	1,229	3,013	3,647	1,016	1,254
Net interest income after provision for credit losses	90,880	95,789	102,841	94,949	89,543
Other income (excluding activity related to debt and equity investments)	9,487	9,571	10,364	11,788	15,619
Net (loss) gain on equity investments	(559)	(2,193)	17,187	3,362	(8,078)
Net loss on sale of investments	—	(5,305)	—	—	—
Operating expenses (excluding merger related and branch consolidation expense (benefit), net)	62,930	61,217	59,341	59,045	57,919
Branch consolidation expense (benefit), net	—	70	111	(346)	546
Merger related expenses	—	22	276	298	196
Income before provision for income taxes	36,878	36,553	70,664	51,102	38,423
Provision for income taxes	8,996	8,654	17,353	12,298	8,940
Net income	27,882	27,899	53,311	38,804	29,483
Net income attributable to non-controlling interest	85	16	39	193	522
Net income attributable to OceanFirst Financial Corp.	$27,797	$27,883	$53,272	$38,611	$28,961
Net income available to common stockholders	$26,793	$26,879	$52,268	$37,607	$27,957
Diluted earnings per share	$0.45	$0.46	$0.89	$0.64	$0.47
Net accretion/amortization of purchase accounting adjustments included in net interest income	$1,152	$1,237	$2,278	$2,004	$2,196

(continued)

	At or For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2023	2023	2022	2022	2022
Selected Financial Ratios and Other Data(1) (2):
Performance Ratios (Annualized):
Return on average assets (3)	0.80%	0.82%	1.62%	1.19%	0.92%
Return on average tangible assets (3) (4)	0.83	0.86	1.68	1.24	0.96
Return on average stockholders’ equity (3)	6.61	6.77	13.25	9.68	7.31
Return on average tangible stockholders’ equity (3) (4)	9.70	10.00	19.85	14.62	11.08
Return on average tangible common equity (3) (4)	10.21	10.53	20.97	15.47	11.72
Stockholders’ equity to total assets	12.01	11.88	12.10	12.14	12.23
Tangible stockholders’ equity to tangible assets (4)	8.51	8.37	8.47	8.38	8.39
Tangible common equity to tangible assets (4)	8.09	7.95	8.03	7.92	7.92
Net interest rate spread	2.50	2.92	3.37	3.19	3.18
Net interest margin	3.02	3.34	3.64	3.36	3.29
Operating expenses to average assets	1.87	1.88	1.85	1.87	1.92
Efficiency ratio (5)	62.28	60.78	44.56	53.10	59.65
Loans-to-deposits	99.30	100.50	102.50	97.60	95.90

	For the Six Months Ended June 30,
	2023	2022
Performance Ratios (Annualized):
Return on average assets (3)	0.81%	0.88%
Return on average tangible assets (3) (4)	0.84	0.92
Return on average stockholders’ equity (3)	6.69	6.94
Return on average tangible stockholders’ equity (3) (4)	9.84	10.52
Return on average tangible common equity (3) (4)	10.37	11.13
Net interest rate spread	2.70	3.12
Net interest margin	3.17	3.24
Operating expenses to average assets	1.88	1.94
Efficiency ratio (5)	61.53	60.68

(continued)

	At or For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2023	2023	2022	2022	2022
Trust and Asset Management:
Wealth assets under administration and management (“AUA/M”)	$339,890	$333,436	$324,066	$273,815	$279,222
Nest Egg AUA/M	397,927	400,227	403,538	402,256	398,344
Total AUA/M	737,817	733,663	727,604	676,071	677,566
Per Share Data:
Cash dividends per common share	$0.20	$0.20	$0.20	$0.20	$0.17
Stockholders' equity per common share at end of period	27.37	27.07	26.81	26.04	25.73
Tangible common equity per common share at end of period (4)	17.72	17.42	17.08	16.30	15.96
Common shares outstanding at end of period	59,420,859	59,486,086	59,144,128	59,138,507	59,130,236
Preferred shares outstanding at end of period	57,370	57,370	57,370	57,370	57,370
Number of full-service customer facilities:	38	38	38	38	38
Quarterly Average Balances
Total securities	$1,931,032	$1,955,399	$1,764,764	$1,748,687	$1,811,869
Loans receivable, net	10,010,785	9,924,905	9,771,104	9,512,447	9,204,583
Total interest-earning assets	12,250,055	12,010,044	11,605,891	11,326,782	11,083,892
Total goodwill and core deposit intangible	518,265	519,282	520,400	521,566	522,666
Total assets	13,467,721	13,244,593	12,834,411	12,517,955	12,251,985
Time deposits	2,458,872	1,826,662	1,486,410	1,467,297	937,387
Total deposits (including non-interest-bearing deposits)	9,993,010	9,793,256	9,975,509	10,066,342	9,665,200
Total borrowings	1,514,420	1,506,848	915,565	643,294	837,164
Total interest-bearing liabilities	9,634,204	9,271,597	8,669,190	8,380,936	8,174,240
Non-interest bearing deposits	1,873,226	2,028,507	2,221,884	2,328,700	2,328,124
Stockholders' equity	1,626,693	1,609,677	1,564,856	1,541,755	1,534,721
Tangible stockholders’ equity (4)	1,108,428	1,090,395	1,044,456	1,020,189	1,012,055

Quarterly Yields and Costs
Total securities	3.47%	3.40%	2.83%	2.27%	1.90%
Loans receivable, net	5.17	4.96	4.76	4.18	3.95
Total interest-earning assets	4.91	4.68	4.46	3.88	3.60
Time deposits	3.57	2.88	1.95	1.53	0.97
Total cost of deposits (including non-interest-bearing deposits)	1.52	0.88	0.53	0.36	0.18
Total borrowed funds	5.31	5.09	4.49	3.27	2.06
Total interest-bearing liabilities	2.41	1.76	1.09	0.69	0.42
Net interest spread	2.50	2.92	3.37	3.19	3.18
Net interest margin	3.02	3.34	3.64	3.36	3.29
(1)    With the exception of end of quarter ratios, all ratios are based on average daily balances.
(2)    Performance ratios for each period are presented on a GAAP basis and include non-core operations. Refer to “Non-GAAP Reconciliation.”
(3)    Ratios for each period are based on net income available to common stockholders.
(4)    Tangible stockholders’ equity and tangible assets exclude intangible assets related to goodwill and core deposit intangible. Tangible common equity excludes goodwill, core deposit intangible and preferred equity. Refer to “Non-GAAP Reconciliation.”
(5)    Efficiency ratio represents the ratio of operating expenses to the aggregate of other income and net interest income.

OceanFirst Financial Corp.
OTHER ITEMS
(dollars in thousands, except per share amounts)

NON-GAAP RECONCILIATION

	For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2023	2023	2022	2022	2022
Core Earnings:
Net income available to common stockholders (GAAP)	$26,793	$26,879	$52,268	$37,607	$27,957
Add (less) non-recurring and non-core items:
Net loss (gain) on equity investments(1)	559	2,193	(17,187)	(3,362)	8,078
Net loss on sale of investments(1)	—	5,305	—	—	—
Merger related expenses	—	22	276	298	196
Branch consolidation expense (benefit), net	—	70	111	(346)	546
Income tax (benefit) expense on items	(162)	(1,797)	4,060	824	(2,132)
Core earnings (Non-GAAP)	$27,190	$32,672	$39,528	$35,021	$34,645
Income tax expense	$8,996	$8,654	$17,353	$12,298	$8,940
Provision for credit losses	1,229	3,013	3,647	1,016	1,254
Less: income tax (benefit) expense on non-core items	(162)	(1,797)	4,060	824	(2,132)
Core earnings PTPP (Non-GAAP)	$37,577	$46,136	$56,468	$47,511	$46,971
Core earnings diluted earnings per share	$0.46	$0.55	$0.67	$0.60	$0.59
Core earnings PTPP diluted earnings per share	$0.64	$0.78	$0.96	$0.81	$0.80

Core Ratios (Annualized):
Return on average assets	0.81%	1.00%	1.22%	1.11%	1.13%
Return on average tangible stockholders’ equity	9.84	12.15	15.01	13.62	13.73
Return on average tangible common equity	10.36	12.80	15.86	14.40	14.53
Efficiency ratio	61.94	56.49	50.78	54.80	54.43
(1) The sale of specific positions in two financial institutions impacted both equity investments and debt securities for the three months ended March 31, 2023. On the Consolidated Statements of Income, the losses on sale of equity investments and debt securities are reported within net gain (loss) on equity investments ($4.6 million) and other ($697,000), respectively, for the three months ended March 31, 2023.

	For the Six Months Ended June 30,
	2023	2022
Core Earnings:
Net income available to common stockholders (GAAP)	$53,672	$52,712
Add (less) non-recurring and non-core items:
Merger related expenses	22	2,161
Branch consolidation expense, net	70	948
Net loss on equity investments(1)	2,752	10,864
Net loss on sale of investments(1)	5,305	—
Income tax benefit on items	(1,959)	(3,273)
Core earnings (Non-GAAP)	$59,862	$63,412
Income tax expense	$17,650	$16,914
Credit loss provision	4,242	3,105
Less: income tax benefit on non-core items	(1,959)	(3,273)
Core earnings PTPP (Non-GAAP)	$83,713	$86,704
Core diluted earnings per share	$1.01	$1.08
Core earnings PTPP diluted earnings per share	$1.42	$1.47

Core Ratios (Annualized):
Return on average assets	0.90%	1.06%
Return on average tangible stockholders’ equity	10.98	12.65
Return on average tangible common equity	11.56	13.38
Efficiency ratio	59.13	55.89
(1) The sale of specific positions in two financial institutions impacted both equity investments and debt securities for the three months ended March 31, 2023. On the Consolidated Statements of Income, the losses on sale of equity investments and debt securities are reported within net gain (loss) on equity investments ($4.6 million) and other ($697,000), respectively, for the three months ended March 31, 2023.

(continued)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2023	2023	2022	2022	2022
Tangible Equity:
Total stockholders' equity	$1,626,283	$1,610,371	$1,585,464	$1,540,216	$1,521,432
Less:
Goodwill	506,146	506,146	506,146	506,146	506,146
Core deposit intangible	11,476	12,470	13,497	14,656	15,827
Tangible stockholders' equity	1,108,661	1,091,755	1,065,821	1,019,414	999,459
Less:
Preferred stock	55,527	55,527	55,527	55,527	55,527
Tangible common equity	$1,053,134	$1,036,228	$1,010,294	$963,887	$943,932

Tangible Assets:
Total assets	$13,538,903	$13,555,175	$13,103,896	$12,683,453	$12,438,653
Less:
Goodwill	506,146	506,146	506,146	506,146	506,146
Core deposit intangible	11,476	12,470	13,497	14,656	15,827
Tangible assets	$13,021,281	$13,036,559	$12,584,253	$12,162,651	$11,916,680

Tangible stockholders' equity to tangible assets	8.51%	8.37%	8.47%	8.38%	8.39%
Tangible common equity to tangible assets	8.09%	7.95%	8.03%	7.92%	7.92%